FIRST MODIFICATION OF AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST MODIFICATION OF AMENDED AND RESTATED CREDIT AGREEMENT (this “Modification”) is made and entered into to be effective the 17th day of June, 2010, by and between BANCINSURANCE CORPORATION, an Ohio corporation, having an office at 250 East Broad Street, Columbus, Ohio 43215 (“Borrower”) and FIFTH THIRD BANK, an Ohio banking corporation, having an office at 21 East State Street, Columbus, Ohio 43215 (the “Bank”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement, as hereinafter defined.

RECITALS

I.	Borrower and the Bank entered into an Amended and Restated Credit Agreement dated June 15, 2006. The Credit Agreement was originally dated January 25, 1993; as modified by the First Amendment to Credit Agreement made and entered into to be effective November 5, 1993, as further modified by the Second Amendment to Credit Agreement made and entered into to be effective October 19, 1994, as further modified by the Third Amendment to Credit Agreement made and entered into to be effective November 24, 1999, as further modified by the Fourth Amendment to Credit Agreement made and entered into to be effective December 11, 2000, as further modified by the Fifth Amendment to Credit Agreement made and entered into to be effective July 1, 2002, as further modified by the Sixth Amendment to Credit Agreement made and entered into to be effective October 20, 2003, and as further modified by the Amended and Restated Credit Agreement entered into on June 15, 2006 (collectively the “Credit Agreement”);

II.	Borrower has requested that the Stated Maturity Date, as such term is defined in the Note, be extended until June 29, 2011;

III.	Borrower executed and delivered to the Bank a Twelfth Amendment and Restatement of the Note of even date herewith;

IV.	The Bank has agreed to the extension of the Stated Maturity Date of the Note subject to the provisions of the Note, as amended and restated of even date herewith, and this Modification.

NOW, THEREFORE, for good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. This Modification shall be limited to this specific transaction and shall not be deemed or construed as consent by the Bank to any other modification of the Credit Agreement, the Note or other loan documents executed in connection therewith (collectively, the “Loan Documents”). This Modification shall only modify the Credit Agreement to the extent provided herein, all other provisions thereof remaining unchanged and in full force and effect.

Section 2. Each reference in the Credit Agreement to the principal balance of the Revolving Loans shall be reduced from $10,000,000.00 to $5,000,000.00.

Section 3. The last sentence of Section 5.6 of the Credit Agreement is deleted and not replaced.

Section 4. The definition of Debt Service Coverage Ratio on Exhibit 1 to the Credit Agreement is deleted and replaced with the following:

3. “Debt Service Coverage Ratio” means the ratio of (a) the sum of Borrower’s net income for a fiscal year before taxes, depreciation, amortization, equity based compensation expense, other-than-temporary investment impairment charges and interest expense, less distributions, dividends and other extraordinary items to (b) the sum of (i) Borrower’s interest expense, and (ii) all principal payments with respect to Indebtedness that were paid or were due and payable by all consolidated entities during the period.

Section 5. The definition of Note on Exhibit 1 to the Credit Agreement is deleted and replaced with the following:

14. “Note” means the Twelfth Amendment and Restate of Note which amends and restates that certain note dated January 25, 1993 as modified by the First Amendment and Restatement dated November 5, 1993; as modified by the Second Amendment and Restatement dated October 19, 1994; as modified by the Third Amendment and Restatement dated July 19, 1995; as modified by the Fourth Amendment and Restatement dated June 4, 1996; as modified by the Fifth Amendment and Restatement dated July 17, 1997; as modified by the Sixth Amendment and Restatement dated September 1, 1998; as modified by the Seventh Amendment and Restatement dated November 24, 1999; as modified by the Eighth Amendment and Restatement dated December 11, 2000; as modified by the Ninth Amendment and Restatement dated July 1, 2002; as modified by the Tenth Amendment and Restatement dated October 20, 2003; as modified by the Eleventh Amendment and Restatement dated June 15, 2006; and as modified by the First Addendum to Eleventh Amendment and Restatement of Note dated September 27, 2007.

Section 6. This Modification shall be governed by and construed in accordance with the laws of the State of Ohio.

Section 7. Ratification of Loan Documents. Except as modified in this Agreement, the Loan Documents are and shall remain in full force and effect. Borrower hereby ratifies, confirms and approves the Loan Documents, as modified herein, and Borrower agrees that the Loan Documents, as so modified, constitute the valid and binding obligations and agreements of Borrower, enforceable by the Bank in accordance with their respective terms.

Section 8. Conditions Precedent. The Bank’s obligations under this Agreement are contingent upon completion of the following requirements to the full satisfaction of the Bank:

8.1.1 payment or reimbursement of all costs and expenses incurred by the Bank in connection with this Modification, including but not limited to attorney’s fees;

8.1.2 delivery to the Bank of an executed copy of this Modification and the Twelfth Amendment and Restatement of Note of even date herewith from Borrower to the Bank; and

8.1.3 Corporate resolution of Borrower authorizing the execution and delivery of this Modification and the Twelfth Amendment and Restatement of Note.

Section 9. THE BANK AND BORROWER ACKNOWLEDGE AND AGREE THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE OR LAWSUIT ARISING BETWEEN THEM, BUT THAT SUCH RIGHT MAY BE WAIVED. ACCORDINGLY, THE PARTIES AGREE THAT NOTWITHSTANDING SUCH CONSTITUTIONAL RIGHT, IN THIS COMMERCIAL MATTER THE PARTIES BELIEVE AND AGREE THAT IT SHALL BE IN THEIR BEST INTEREST TO WAIVE SUCH RIGHT, AND, ACCORDINGLY, HEREBY WAIVE SUCH RIGHT TO A JURY TRIAL, AND FURTHER AGREE THAT THE BEST FORUM FOR HEARING ANY CLAIM, DISPUTE OR LAWSUIT, IF ANY, ARISING IN CONNECTION WITH THIS MODIFICATION, ANY LOAN DOCUMENTS OR THE RELATIONSHIP BETWEEN THE BANK AND BORROWER SHALL BE A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY IN FRANKLIN COUNTY, OHIO.

IN WITNESS WHEREOF, the Bank and Borrower have executed this Modification as of the date set forth above.

BANCINSURANCE CORPORATION, an Ohio corporation

By:
Name: Matthew C. Nolan
Title: Chief Financial Officer, Treasurer and
Secretary

FIFTH THIRD BANK, an Ohio banking corporation

By:
Name: William H. Whitley
Title: Vice President